UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 22, 2012

PURADYN FILTER TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-11991	14-1708544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2017 High Ridge Road, Boynton Beach, FL	33426
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 547-9499

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

 Other Events

As previously disclosed, in July 2009 Puradyn Filter Technologies Incorporated filed a lawsuit in the Circuit Court in 15th Judicial District in and for Palm Beach County, Florida, styled Puradyn Filter Technologies, Inc. versus Richard C. Ford case number 502009CA023128XXXXMB. In this action against Mr. Ford, our former Chief Executive Officer, we alleged non-payment of three promissory notes totaling $756,250 with interest at a rate of 5.63% per annum since July 25, 2001 and we sought payment of the promissory notes and accrued interest which totaled $1,110,046 in the aggregate.

On August 22, 2012 we reached a settlement with the plaintiff in this civil suit.  Under the terms of the settlement, Mr. Ford agreed to transfer to us a total of 875,000 shares of our common stock, with 6,000 shares due within one week of the execution of a settlement agreement, 133,000 shares by December 31, 2012 and the balance at the rate of 184,000 shares per quarter beginning on March 1, 2013.

In the event Mr. Ford should default in these arrangements, he is obligated to pay us $145,000 less any monies or shares previously tendered to us, we are entitled to obtain a judgment in such amount and he will waive any rights he may have to discharge such judgment through bankruptcy.

This agreed upon settlement is subject to the execution of a definitive settlement agreement containing these and other containing customary terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURADYN FILTER TECHNOLOGIES INCORPORATED

Date: September 5, 2012	By:	/s/ Joseph V. Vittoria
Joseph V. Vittoria, Chairman and Chief Executive Officer